                                                                  EXHIBIT (d)(i)

                     SECURITY EQUITY LIFE INSURANCE COMPANY
                             84 BUSINESS PARK DRIVE
                                    SUITE 303
                             ARMONK, NEW YORK 10504
                           (A stock insurance company)

                            FLEXIBLE PREMIUM VARIABLE
                             LIFE INSURANCE CONTRACT

                                NON-PARTICIPATING

SECURITY EQUITY LIFE INSURANCE COMPANY ("SELIC") promises to provide the benefits described in this Contract. This promise is subject to the terms of this Contract. It is made in return for the Contract Holder's Application and payment of the required premiums. This is a legal contract between the Contract Holder and SELIC. PLEASE READ THIS CONTRACT CAREFULLY.

This Contract takes effect on the Issue Date. It continues, prior to the Maturity Date, as long as the Net Cash Value is sufficient to pay the Monthly Charges, as described herein.

                                FREE LOOK PERIOD

This Contract may be canceled at any time within ten (10) days after it is received, within ten (10) days after mailing or personal delivery of the Notice of Withdrawal Right, or within forty-five (45) days after the date of the Application, whichever is later. If canceled, this Contract must be returned to the Company at its Home Office. Written notice of cancellation is also needed. If this Contract is canceled, it will be as though this Contract had never been issued. Any premium paid will be returned to the Contract Holder minus any Partial Withdrawals taken and any Contract Loans together with accrued but unpaid interest on such Contract Loans.

This Contract is governed by the laws of the Governing Jurisdiction (See Contract Schedule A).

ALL VALUES OR PAYMENTS PROVIDED BY THIS CONTRACT WHEN BASED ON THE INVESTMENT RESULTS OF A SEPARATE ACCOUNT DIVISION MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. THE AMOUNT AND DURATION OF THE DEATH BENEFIT MAY BE VARIABLE OR FIXED UNDER CERTAIN CONDITIONS (SEE PART 2, INSURANCE PLAN).

Signed for Security Equity Life Insurance Company

/s/ Juanita M. Thomas                           /s/ William C. Thater
    Juanita M. Thomas, Secretary                    William C. Thater, President

60006                                                                       1294

                                TABLE OF CONTENTS

                                                                                            Page
Schedule A. General Contract and Insured Information..................................       60107A
Schedule B. Contract Charges and Fees.................................................       60107B
Schedule C. The Separate Account......................................................       60107C
Schedule D. Face Amount...............................................................       60107D
Schedule E. Cost of Insurance.........................................................       60107E
Schedule F. Death Benefit Computation.................................................       60107F

Part 1. Definitions...................................................................    602062.01
Part 2. Insurance Plan................................................................    602062.02
Part 3. Variable Life Insurance Coverage..............................................    603063.01
Part 4. Premium Payments..............................................................    603063.02
Part 5. The Separate Account and The Fixed Fund.......................................    604064.01
Part 6. Separate Account Values.......................................................    604064.02
Part 7. Cash Value....................................................................    605065.01
Part 8. Contract Loans................................................................    605065.02
Part 9. Partial Withdrawals...........................................................    605065.04
Part 10. Reports to Contract Holder...................................................    606066.01
Part 11. Termination Provisions.......................................................    606066.01
Part 12. General Provisions...........................................................    606066.02

                     Security Equity Life Insurance Company
                        84 Business Park Drive, Suite 303
                                Armonk, NY 10504
                                 (914) 273-1290

                               CONTRACT SCHEDULE A
                    GENERAL CONTRACT AND INSURED INFORMATION

Contract Number:                      SPECIMEN

Contract Holder:                      John Doe

Contract Date:                        January 1, 1995

Contract Year:                        January 1 through December 31

Issue Date:                           January 1, 1995

Maturity Date:                        January 1, 2060

Beneficiary                           Jane Doe

                           BASIC CONTRACT INFORMATION

Plan:                                 Flexible Premium Variable Life Insurance

Initial Face Amount:                  $25,000

Death Benefit Option:                 Option 1

Death Benefit Accumulation Rate:      Not Applicable

Loan Interest Rate Option:            Fixed Rate

Governing Jurisdiction:               NY

Minimum Fixed Fund Crediting Rate:    4.00%

                               INSURED INFORMATION

Insured:                              John Doe

Date of Birth:                        01/01/1960

Sex:                                  Male

Smoker Status:                        N-S

Social Security Number:               111-11-1111

Residence:                            123 Main St.
                                      Armonk, NY 10504
Citizenship:                          U.S.A.

60107A                                1.01

                               CONTRACT SCHEDULE A
                    GENERAL CONTRACT AND INSURED INFORMATION
                                   (continued)

                                RIDER INFORMATION

Riders:                               None

                               PREMIUM INFORMATION

Initial Premium:                      $386.84

Initial Net Premium:                  $259.18

Minimum Subsequent Premium:           $50.00

Maximum Subsequent Premium:           Not Applicable

If the initial premium and subsequent premiums prove to be too low, insurance coverage may cease.

60107A                                1.02

                               CONTRACT SCHEDULE A
                    GENERAL CONTRACT AND INSURED INFORMATION
                                   (continued)

                       NET PREMIUM ALLOCATION LIMITATIONS

The Contract Holder may direct the allocation of the Net Premium to any Separate Account Division as described in Contract Schedule C. Allocations must be specified in percentages that are whole numbers.

The Contract Holder may also allocate Net Premium to the Fixed Fund, subject to the Maximum Fixed Fund Allocation Percentage. The initial percentage is shown below. SELIC may change the Maximum Fixed Fund Allocation Percentage at any time.

Maximum Fixed Fund Allocation Percentage: 100%

During the Free Look Period, however, the allocation of the Net Premium will be limited to the Money Market Separate Account Division, or a comparable Separate Account Division investing in short term money market instruments.

                               PARTIAL WITHDRAWALS

Minimum Withdrawal Amount:                $1,000.00

                               INSURANCE COVERAGE

Settlement Option Interest Rate:          1.00%

                              BASIS OF COMPUTATIONS

Mortality Table:                          1980 Commissioners Standard
                                          Ordinary, S/N-S,
                                          Age Nearest Birthday.

Interest Rate:                            4.00%

60107A                                    1.03

                               CONTRACT SCHEDULE B
                            CONTRACT CHARGES AND FEES

Charges displayed in this schedule are the maximum charges under this Contract. Current charges may be lower than those shown.

                                  PREMIUM LOADS

Premium Loads, consisting of a Distribution Charge, a DAC Tax Charge and a Premium Tax Charge, are deducted from each premium payment.

Target Premium:                           $386.84

Distribution Charge:

               Premiums paid during     Premiums paid during
                   Contract Year            Contract Year
Contract Year  Up to Target Premium  In Excess of Target Premium
      1               30.00%                    2.00%
    2-10              10.00%                    2.00%
    11-15              8.00%                    2.00%
     16+               4.00%                    2.00%

DAC Tax Charge:                    1.00% of premiums paid, all Contract Years.

Premium Tax Charge:                A charge calculated to approximate the
                                   aggregate of taxes based on premiums received imposed on the Company by the jurisdiction in which the Contract Holder resides at the time the premiums are received.

                                  DAILY CHARGES

Daily charges are deducted from each Separate Account Division.

Mortality and Expense              0.0013665% daily
Risk Charge:                       (equivalent to 0.50% annually)

60107B                                1.01

                               CONTRACT SCHEDULE B
                            CONTRACT CHARGES AND FEES
                                   (continued)

Charge for Taxes:                  SELIC reserves the right to deduct from the
                                   assets of the Separate Account Divisions a charge equivalent to any federal, state, or local taxes which it may be required to pay based on the investment earnings of a Separate Account Division.

                                 MONTHLY CHARGES

Monthly charges are deducted from the Insurance Account Value.

Administration Charge:             $8.00 per month.

Cost of Insurance:                 See Contract Schedule E.

                                 ANNUAL CHARGES

Annual loan charges are added to the Loan Amount.

Fixed Loan Interest Rate:          6.00% annually in arrears.

Loan Interest Spread:              0.50%

                               TRANSACTION CHARGES

Transaction Charges are deducted at the time of each transaction.

Transfer Charge:                   None

Illustrative Report Fee:           A reasonable fee may be charged. The amount
                                   of this fee may vary depending on the type and complexity of the report requested.
                                   However, the fee will not exceed $50.00.

Withdrawal Charge:                 None

Surrender Charge:                  None

60107B                             1.02

                               CONTRACT SCHEDULE B
                            CONTRACT CHARGES AND FEES
                                   (continued)

Other Charges:                     SELIC reserves the right to deduct from this
                                   Contract's Insurance Account Value an amount equivalent to any federal, state, or local taxes or other government charge which SELIC determines to be properly attributable to this Contract.

                              UNDERWRITING CHARGES

Underwriting Charges are deducted on the Issue Date or on the effective date of an increase in Face Amount, change in Death Benefit Option, or any other transaction which requires Evidence of Insurability.

Underwriting Charge:               $100.00

60107B                             1.03

                               CONTRACT SCHEDULE C
                              THE SEPARATE ACCOUNT

                          SEPARATE ACCOUNT INFORMATION

The Separate Account is governed by the laws of New York, the Company's state of domicile.

The Separate Account Divisions available to the Contract Holder on the Issue Date are listed in this Schedule. This Schedule may be amended from time to time to add or delete Separate Account Divisions.

                             LIMITATION ON TRANSFER

The maximum number of transfers of Insurance Account Value allowed among Separate Account Divisions and the Fixed Fund per Contract Year is one (1).

                       OTHER SEPARATE ACCOUNT LIMITATIONS

The maximum number of Separate Account Divisions to which this Contract's Insurance Account Value may be allocated at any one time is five (5).

60107C                             1.01

                               CONTRACT SCHEDULE C
                              THE SEPARATE ACCOUNT
                                   (continued)

                        DIVISIONS INVESTING IN PORTFOLIOS

Each of the Separate Account Divisions listed below invests in shares or units of a portfolio managed by an investment manager.

              General American Capital Company - Money Market Fund

Objective:  The highest level of current income consistent with reservation of capital and maintenance of liquidity.

Strategy:   Investing primarily in high-quality, short-term money market instruments.

             Life & Annuity Trust - U.S. Government Allocation Fund

Objective:  A high level of total return over the long term, consistent with reasonable risk.

Strategy:   Investment primarily in three maturity classes of U.S. Treasury debt securities: long-term U.S. Treasury bonds, intermediate-term U.S.
            Treasury notes, and short-term money market instruments.

                  Life & Annuity Trust - Asset Allocation Fund

Objective:  Primarily a high rate of long-term total return composed of capital growth and income payments; secondarily, preservation of capital.

Strategy:   Investment in any combination of common stocks, U.S. Treasury bonds and money market instruments.

                             VIP - Growth Portfolio

Objective:  The achievement of capital appreciation.

Strategy:   Purchases of common stocks, although its investments are not restricted to any one type of security.

60107C                             1.02

                               CONTRACT SCHEDULE C
                              THE SEPARATE ACCOUNT
                                   (continued)

                    VIP II - Investment Grade Bond Portfolio

Objective:  To seek as high a level of current income as is consistent with the preservation of capital.

Strategy:   Investments in a broad-range of investment-grade, fixed income securities. The Fund will maintain a dollar-weighted average portfolio maturity of ten years or less.

                        VIP II - Asset Manager Portfolio

Objective:  To seek a high total return with reduced risk over the long-term.

Strategy:   Allocation of assets among domestic and foreign stocks, bonds and short-term, fixed-income instruments.

                          VIP II - Index 500 Portfolio

Objective:  To seek to provide investment results that correspond to the total return (i.e. the combination of capital changes and income) of common stocks publicly traded in the United States.

Strategy:   An attempt to duplicate the composition and total return of the
            Standard & Poors 500 Composite Stock Price Index while keeping transaction costs low.

                           VIP II - Overseas Portfolio

Objective:  Seeks long-term growth of capital.

Strategy:   Invests mainly in equity securities outside of the United States.

60107C                             1.03

                               CONTRACT SCHEDULE C
                              THE SEPARATE ACCOUNT
                                   (continued)

                           VIP - High Income Portfolio

Objective:  Seeks high current income.

Strategy:   Invests mainly in high-yielding debt securities, with an emphasis on lower-quality securities.

                          VIP - Equity Income Portfolio

Objective:  Seeks reasonable income. The Fund also considers the potential for capital appreciation.

Strategy:   Invests mainly in income-producing equity securities.

                                Evergreen VA Fund

Objective:  Seeks to achieve capital appreciation.

Strategy:   Invests in the securities of little known or relatively small companies undergoing changes which the Adviser believes will have favorable consequences. Income will not be a factor in the selection of portfolio investments.

                          Evergreen VA Foundation Fund

Objective:  Seeks, in order of priority, reasonable income, conservation of capital and capital appreciation.

Strategy:   Invests principally in income-producing common and preferred stocks and fixed income securities.

60107C                             1.04

                               CONTRACT SCHEDULE C
                              THE SEPARATE ACCOUNT
                                   (continued)

                       Evergreen VA Growth and Income Fund

Objective:  Seeks to achieve a return composed of capital appreciation in the values of its shares and current income.

Strategy:   Invests in securities of companies that are undervalued in the marketplace relative to those companies assets, breakup value, earnings, or potential for earnings growth.

                          RIF - Multi-Style Equity Fund

Objective:  Seeks income and capital growth.

Strategy:   Invests principally in equity securities.

                          RIF - Aggressive Equity Fund

Objective:  Seeks capital appreciation by assuming a higher level of volatility.

Strategy:   Invests principally in equity securities.

                               RIF - Non-U.S. Fund

Objective:  Seeks favorable total return and additional diversification for
            United States investors.

Strategy:   Invests primarily in equity securities of U.S. companies.

                              RIF - Core Bond Fund

Objective:  Seeks to maximize total return through capital appreciation and income by assuming a level of volatility consistent with the broad fixed-income market.

Strategy:   Invests primarily in fixed-income securities.

60107C                             1.05

                               CONTRACT SCHEDULE C
                              THE SEPARATE ACCOUNT
                                   (continued)

                          VIP II - Contrafund Portfolio

Objective:  Seeks capital appreciation.

Strategy:   Invests mainly in equity securities of companies that are
            undervalued or out of favor.

                     Janus Aspen Series - Balanced Portfolio

Objective:  Seeks long-term growth consistent with preservation of capital and balanced by current income.

Strategy:   Invests in a diversified portfolio that generally invest 40-60% in assets selected primarily for their growth potential and 40-60% in assets selected primarily for their income potential.

                      Janus Aspen Series - Growth Portfolio

Objective:  Seeks long-term growth consistent with preservation of capital.

Strategy:   Invests primarily in an diversified portfolio of common stocks of companies of any size.

                 Janus Aspen Series - Worldwide Growth Portfolio

Objective:  Seeks long-term growth consistent with preservation of capital.

Strategy:   Invests primarily in a diversified portfolio of foreign and domestic issuers.

                          VIP III - Balanced Portfolio

Objective:  Seeks to provide income and growth of capital.

Strategy:   Invests in a diversified portfolio of stocks and bonds.

60107C                             1.06

                               CONTRACT SCHEDULE D
                                   FACE AMOUNT

Minimum Insurance Coverage:        $25,000

Maximum Insurance Coverage:        Subject to underwriting.

The Insurance Coverage is equal to the Face Amount plus any insurance coverage provided by Rider.

Increases in Insurance Coverage will require Evidence of Insurability. Increases will be subject to an Underwriting Charge as shown in Contract Schedule B.

60107D                                1.01

                               CONTRACT SCHEDULE E
                                COST OF INSURANCE

The maximum monthly Cost of Insurance rates are for each $1,000 of Net Amount at Risk. Current charges may be lower than those shown.

CONTRACT      COST OF     CONTRACT      COST OF
  YEAR    INSURANCE RATE    YEAR    INSURANCE RATE
    1         0.14094        41          5.03724
    2         0.14762        42          5.59039
    3         0.15680        43          6.17549
    4         0.16682        44          6.78686
    5         0.17851        45          7.44038
    6         0.19103        46          8.16249
    7         0.20607        47          8.97320
    8         0.22110        48          9.89813
    9         0.23865        49         10.95204
   10         0.25619        50         12.11846
   11         0.27709        51         13.37460
   12         0.29966        52         14.69860
   13         0.32391        53         16.08129
   14         0.34984        54         17.49682
   15         0.37912        55         18.96601
   16         0.41009        56         20.51212
   17         0.44693        57         22.16549
   18         0.48965        58         23.98724
   19         0.53742        59         26.06643
   20         0.59276        60         28.78427
   21         0.65401        61         32.81758
   22         0.72203        62         39.64294
   23         0.79429        63         53.06605
   24         0.87251        64         83.33333
   25         0.96090        65         83.33333
   26         1.05949
   27         1.16916
   28         1.29417
   29         1.43714
   30         1.59899
   31         1.77812
   32         1.97123
   33         2.18097
   34         2.40660
   35         2.65338
   36         2.93268
   37         3.30181
   38         3.61779
   39         4.04199
   40         4.52073

60107E                             1.01

                              CONTRACT SCHEDULE F
                            DEATH BENEFIT COMPUTATION

                     TABLE OF MINIMUM DEATH BENEFIT FACTORS


CONTRACT   MINIMUM DEATH  CONTRACT   MINIMUM DEATH
  YEAR    BENEFIT FACTOR    YEAR    BENEFIT FACTOR
    1         4.38           41         1.40
    2         4.24           42         1.38
    3         4.10           43         1.35
    4         3.96           44         1.33
    5         3.83           45         1.31
    6         3.70           46         1.29
    7         3.58           47         1.27
    8         3.47           48         1.26
    9         3.35           49         1.24
   10         3.24           50         1.23
   11         3.14           51         1.21
   12         3.04           52         1.20
   13         2.94           53         1.19
   14         2.85           54         1.18
   15         2.76           55         1.17
   16         2.68           56         1.16
   17         2.59           57         1.15
   18         2.51           58         1.14
   19         2.44           59         1.12
   20         2.36           60         1.11
   21         2.29           61         1.10
   22         2.23           62         1.09
   23         2.16           63         1.07
   24         2.10           64         1.06
   25         2.04           65         1.04
   26         1.99
   27         1.93
   28         1.88
   29         1.83
   30         1.79
   31         1.74
   32         1.70
   33         1.66
   34         1.62
   35         1.58
   36         1.55
   37         1.52
   38         1.48
   39         1.45
   40         1.43

60107F                             1.01

                               PART 1. DEFINITIONS

As used in this Contract the following terms have the meanings defined in this Part.

ATTAINED AGE: The Issue Age plus the number of completed Contract Years.

BENEFICIARY: Any person or entity named on the Company's records to receive the insurance proceeds after the Insured dies.

BORROWED FUND: An account established in SELIC's general account for any amounts transferred from the Separate Account Divisions and the Fixed Fund as a result of loans. The account is credited with interest that is not based on the experience of any Separate Account Division.

COMPANY:  Security Equity Life Insurance Company, the issuer of this Contract.

CONTRACT ANNIVERSARY:  The day which marks the start of a new Contract Year.

CONTRACT DATE: The date used to begin calculating Monthly Charges and Annual Charges under this Contract. The Contract Date is shown in Contract Schedule A.

CONTRACT HOLDER: The owner of this Contract, as shown in the records of SELIC. All of the rights and benefits of this Contract belong to the Contract Holder, unless otherwise stated herein.

CONTRACT MONTH: This term is used for calculating Monthly Charges under this Contract. Computation of Contract Months starts with the Contract Date.

CONTRACT YEAR: Each successive twelve month period starting on the Contract
Date.

FACE AMOUNT: The amount of insurance under this Contract, excluding any coverage provided by riders. The Initial Face Amount is shown in Contract Schedule A. Thereafter, it may change in accordance with the provisions of Part 2, Insurance Plan and Part 9, Partial Withdrawals.

FIXED FUND: The portion of the Insurance Account Value allocated to SELIC's general account (excluding amounts in the Borrowed Fund). This amount is credited with interest that is not based on the experience of the Separate Account Divisions.

GOVERNING JURISDICTION: The state or jurisdiction in which this Contract is delivered and whose laws govern its terms.

HOME OFFICE: The principal administrative office of Security Equity Life Insurance Company at 84 Business Park Drive, Suite 303, Armonk, New York 10504.

INSURANCE ACCOUNT: An accounting record kept for the purpose of tracking the premiums and other values used to determine insurance coverage and other benefits under this Contract.

INSURED: The person whose life is insured under the terms of this Contract. The Insured is shown in Contract Schedule A.

60206                              2.01                                     1294

ISSUE AGE: The Insured's age at his or her nearest birthday as of the Contract Date.

ISSUE DATE: The day the first premium is received and accepted by the Company. This is also the date insurance coverage becomes effective. All Contract values based on a Separate Account Division are determined beginning on the Issue Date.

MATURITY DATE: The date on which this Contract will mature. The Maturity Date is shown in Contract Schedule A.

MONTHIVERSARY: The first day of each Contract Month. The day Monthly Charges are deducted from the Insurance Account Value. It is the same day of each succeeding month as the Contract Date except that whenever the Monthiversary falls on a day other than a Valuation Day it is deemed to be the next Valuation Day. If any Monthiversary would be the 29th, 30th or 31st of a month that does not have that number of days, then the Monthiversary will be the last day of that month.

MONTHLY CHARGES: The charges that are deducted monthly from the Insurance Account Value (see Part 7, Cash Value).

NET AMOUNT AT RISK: The Net Amount At Risk is calculated on any Monthiversary by subtracting the Insurance Account Value from the Death Benefit discounted to such Monthiversary at the interest rate specified in Contract Schedule A, under Basis of Computations.

SEPARATE ACCOUNT: An account which has been established by SELIC to separate the assets funding the variable benefits for the class of contracts to which this Contract belongs, and other contracts funded through the Separate Account, from the other assets of SELIC.

SEPARATE ACCOUNT DIVISION: The subdivisions of the Separate Account. Each Separate Account Division invests in a single corresponding underlying portfolio.

S.E.C.:  The United States Securities and Exchange Commission.

SELIC: Security Equity Life Insurance Company, the issuer of this Contract, also referred to as the "Company".

                             PART 2. INSURANCE PLAN

This Contract provides insurance coverage on the life of the Insured. The Insured is named in Contract Schedule A.

DEATH BENEFIT

If the Insured dies while this Contract is in force, a Death Benefit is payable to the Beneficiary when SELIC receives due proof of death. The amount of the Death Benefit payable is equal to the Death Benefit determined on the date of the Insured's death. This amount depends on the Face Amount and the Death Benefit Option selected by the Contract Holder and shown in Contract Schedule A. The amount of the Death Benefit payable is also adjusted as follows:

(1) by deducting the amount of any unpaid Monthly Charges against the Insurance Account Value to the date of death; and

(2) by deducting the amount of any Contract Loans outstanding against the Insurance Account Value on the date of death plus interest accrued but unpaid on such Contract Loans on the date of death; and

(3) by deducting the amount of any unpaid charges for benefits provided by Rider, if any.

60206                              2.02                                     1294

DEATH BENEFIT OPTIONS

There are three Death Benefit Options, described below. The Death Benefit Option for this Contract on the Issue Date is shown in Contract Schedule A.

Option 1:      Under Death Benefit Option 1, the Death Benefit on any date is equal to the Face Amount in effect on that date.

Option 2:      Under Death Benefit Option 2, the Death Benefit on any date is equal to the Face Amount in effect on that date plus the Insurance Account Value on that date.

Option 3:      Under Death Benefit Option 3, the Death Benefit on any date is equal to the Face Amount in effect on that date, plus the accumulated premiums paid under this Contract up to such date. In calculating the Death Benefit under this option, premiums are accumulated from the date the premium was credited to the Insurance Account Value to the date the Death Benefit is being determined at the Death Benefit Accumulation Rate shown in Contract Schedule A.

MINIMUM DEATH BENEFIT

To ensure that the Contract will qualify as life insurance under the Internal Revenue Code, the Death Benefit will never be less than the Minimum Death Benefit. The Minimum Death Benefit on any date is equal to the Insurance Account Value on that date multiplied by the appropriate Minimum Death Benefit Factor. A table of Minimum Death Benefit Factors is included in Contract Schedule F.

FACE AMOUNT

Unless otherwise agreed, the Face Amount for this Contract may not be greater than that determined according to Contract Schedule D. The Face Amount on the Issue Date is shown in Contract Schedule A. Contract Schedule A will be updated from time to time as the information contained therein is changed.

CHANGING THE FACE AMOUNT

The Contract Holder may, subject to approval of the Company, change the Face Amount. The Contract Holder must request any change not specified in Contract Schedule D by notifying the Company in writing. Evidence of Insurability may be required. If SELIC approves the change, it will take effect on the next Monthiversary which is at least thirty (30) days after all the required information has been provided to SELIC. The Contract will be amended to show the effective date of any such change in Face Amount. Any limitations on the number and/or amount of such changes are shown in Contract Schedule D. Cost of Insurance amounts charged to the Insurance Account Value will be adjusted to provide for the change. No change in Face Amount will be effective if the Insured dies before the effective date of such change.

CHANGING THE DEATH BENEFIT OPTION

The Death Benefit Option for this Contract may be changed while this Contract is in effect. The Contract Holder must request the change by notifying the Company in writing. Evidence of Insurability may be required. If SELIC approves the change, it will take effect on the next Contract Anniversary which is at least thirty (30) days after all the required information has been provided to SELIC. The Contract will be amended to show the effective date of any change in Death Benefit Option. The Cost of Insurance amounts will be adjusted to provide for the change. No change in Death Benefit Option will be effective if the Insured dies before the effective date of such change.

60206                              2.03                                     1294

                    PART 3. VARIABLE LIFE INSURANCE COVERAGE

TIME OF PAYMENT OF DEATH BENEFIT

A Death Benefit will usually be paid within seven (7) days of the date due proof of the Insured's death is received by SELIC at its Home Office and any other requirements are satisfied. Payment of any amount of Death Benefit based upon the experience of any Separate Account Division may be delayed, however, during any period that:

(1) The New York Stock Exchange (or its successor, or, if the securities in which the assets of a Separate Account are invested are not traded on the New York Stock Exchange, any principal exchange on which such securities are traded) is closed, or trading is restricted; or

(2)  The S.E.C. determines that a state of emergency exists.

Settlement of any amounts not based upon the experience of a Separate Account Division will be made not more than six (6) months after due proof of death is received.

INTEREST ON DEATH BENEFITS

Interest on Death Benefits will be credited as prescribed by law.

SETTLEMENT OPTIONS

If payment is deferred by a separate written agreement with the Contract Holder or Beneficiary, the rate of interest credited will be at least the Settlement Option Interest Rate shown in Contract Schedule A.

BENEFICIARY

The Contract Holder may name or change a Beneficiary by sending written notice to the Company. The designation of a Beneficiary may be revocable or irrevocable. An Irrevocable Beneficiary may not be changed without his or her consent. Also an Irrevocable Beneficiary must consent to the exercise of certain other rights by the Contract Holder. There may be different classes of Beneficiaries, such as primary and secondary. These classes set the order of payments. There may be more than one Beneficiary in a class. The Beneficiary designation in effect on the Issue Date is stated in the Application for this Contract and in any related documents which are attached to and made a part of this Contract.

SUICIDE EXCLUSION

If the Insured commits suicide, while sane or insane, within two years from the date coverage becomes effective under this Contract, only a limited Death Benefit will be payable. In such case, the amount of the Death Benefit will be equal to the amount of the Net Premiums less any Partial Withdrawals and Contract Loans and any loan interest accrued but unpaid.

If, after the expiration of the two year period described above, the Insured commits suicide within two years from the date of receipt of any Subsequent Premium payment which increases the amount of the Death Benefit, or any change of Face Amount or change of Death Benefit Option which increases the amount of the Death Benefit, the amount of the increase in the Death Benefit will be limited to a refund of the Cost of Insurance charges made for such increase.

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                            PART 4. PREMIUM PAYMENTS

A. PREMIUM PAYMENTS GENERALLY

The Contract Holder may make premium payments at any time, subject to limitations described in this Contract. All premiums are payable to SELIC at its Home Office. All funds received by the Company will be credited to this Contract as a premium payment unless clearly marked otherwise.

PREMIUM LIMITATION

If premiums are received which would cause the Contract to fail to meet the definition of a life insurance contract in accordance with the Internal Revenue Code, SELIC will refund the excess premium payments Such premium payments will be refunded with interest within 60 days after the end of a Contract Year. Any maximum premium limitations on the Issue Date are shown in Contract Schedule A.

PREMIUM LOADS

Any Premium Loads shown in Contract Schedule B are deducted from premiums received by SELIC prior to allocation to the Separate Account Division. Premium Loads include the Distribution Charge, DAC Tax Charge, and Premium Tax Charge.

NET PREMIUMS

A Net Premium is any premium SELIC receives minus any Premium Loads.

INITIAL PREMIUM

The Initial Premium received and accepted by the Company on the Issue Date is shown in Contract Schedule A.

INITIAL NET PREMIUM

The Initial Net Premium for this Contract is stated in Contract Schedule A.

MINIMUM NET PREMIUM

The Minimum Net Premium at any time is equal to twelve (12) times the first Monthly Charges for the current Contract Year.

SUBSEQUENT PREMIUMS

Each premium payment made after the Initial Premium has been paid is known as a Subsequent Premium payment. Subsequent Premium payments may be made on any Valuation Day and in any amount, subject to any maximum and minimum premium limitations shown in Contract Schedule A.

CONTINUATION OF INSURANCE

This Contract does not terminate automatically for failure to pay Subsequent Premiums. If all premium payments cease, the insurance coverage provided under this Contract, including benefits provided by any Rider attached to this Contract, will continue, prior to the Maturity Date, in accordance with the provisions of this Contract for as long as the Net Cash Value is sufficient to cover the Monthly Charges.

PREMIUM PAYMENT TO PREVENT LAPSE

Whenever this Contract is in danger of lapsing because the Net Cash Value is insufficient to pay the Monthly Charges, the amount of premium required to prevent lapse is equal to three (3) times the Monthly Charges then due plus any applicable Premium Loads.

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PREMIUM PAYMENTS TO REINSTATE INSURANCE COVERAGE

When insurance coverage has lapsed due to insufficient Net Cash Value, the amount of premium required to reinstate the insurance coverage is equal to:

(a)  the Monthly Charges due and unpaid at the time of lapse; plus

(b)  three (3) times the Monthly Charges due at the time of Reinstatement; plus

(c)  any applicable Premium Loads.

PREMIUM NOTICES

Notices of any premium payments necessary to prevent lapse of insurance coverage or to reinstate insurance coverage will be sent to the Contract Holder.

B. ALLOCATION OF NET PREMIUMS TO THE FIXED FUND AND THE SEPARATE ACCOUNT
DIVISIONS

Net Premiums are allocated to or among the Fixed Fund and the Separate Account Divisions in accordance with the Contract Holder's instructions, subject to the Net Premium Allocation Limitations stated in Contract Schedule A, and further subject to any limitations stated in Contract Schedule C. If no instructions are received from the Contract Holder with a premium payment, such Net Premiums will be allocated to the Fixed Fund and the Separate Account Divisions in the same proportions as stated in the most recent recorded instructions received from the Contract Holder.

TIMING

Net Premiums received prior to the Valuation Time on any Valuation Day will be allocated as of the date they are received. Net Premiums received after such time will be allocated on the next Valuation Day.

DURING FREE LOOK PERIOD

Any Net Premiums received prior to the end of the Free Look Period will be allocated to the Money Market Division (or an equivalent Separate Account Division which invests in short term money market instruments). At the end of such period, the Net Cash Value may, at the direction of the Contract Holder, be allocated to the Fixed Fund and any Separate Account Divisions then available. No allocation instructions received from the Contract Holder during the Free Look Period will be acted upon unless the Company has received written evidence from the Contract Holder indicating that the Free Look Period has expired.

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                 PART 5. THE SEPARATE ACCOUNT AND THE FIXED FUND

Subject to the conditions set forth in this Part, the Contract Holder has the right to allocate and re-allocate the Insurance Account Value of this Contract among the Separate Account Divisions on any Valuation Day. Transfers to and from the Fixed Fund are also allowed, subject to the limitations described in this
Part 5.

THE SEPARATE ACCOUNT

The assets in the Separate Account are kept segregated from the general account of the Company and from any other separate accounts of the Company. SELIC owns the assets of the Separate Account. Those assets will only be used to support variable life insurance policies and for any other purposes permitted by applicable laws and regulations. The portion of the assets of the Separate Account equal to the reserves and other policy liabilities with respect to the Separate Account will not be charged with liabilities that arise from any other business SELIC may conduct. SELIC may, however, transfer from the Separate Account to its general account assets that exceed the reserves and other policy liabilities with respect to the Separate Account. Income, gains, and losses, whether or not realized, from the Separate Account are credited to or charged against the Separate Account without regard to the income, gains, or losses of any other separate account and without regard to any of SELIC's other income, gains, or losses.

SELIC reserves the right to operate the Separate Account as a management investment company or unit investment trust registered under the Investment Company Act of 1940 or in any other form permitted by law.

TRANSFERS

Transfers must be requested by the Contract Holder in a form acceptable to the Company. The Company reserves the right to limit the amount of any transfer. The maximum number of transfers per Contract Year is shown in Contract Schedule C. Written confirmation of each transfer will be sent to the Contract Holder. Transfers between or among Separate Account Divisions may be made on any Valuation Day (see, however, Availability of Funds, in Part 12, General Provisions). Transfers involving the Fixed Fund are subject to additional restrictions set forth below.

TRANSFERS INVOLVING THE FIXED FUND

Transfers to the Fixed Fund from the Separate Account Divisions may be made on any Valuation Day. However, after any transfer of amounts to the Fixed Fund, the amount in the Fixed Fund immediately after the transfer may not exceed the Net Cash Value times the Fixed Fund Maximum Allocation Percentage. The Fixed Fund Maximum Allocation Percentage is shown in Contract Schedule A.

Transfers from the Fixed Fund are subject to the following restrictions:

(a) the transfer must occur during the 30 day period following each Contract Anniversary; and

(b) the amount transferred may be no larger than 25% of the amount in the Fixed Fund on the date of the transfer; and

(c)  only one (1) transfer from the Fixed Fund per Contract Year is allowed.

INVESTMENTS OF THE SEPARATE ACCOUNT DIVISION

The Separate Account Divisions may invest their assets in shares or units of portfolios managed by one or more investment managers. Investment managers are selected by the Company in its discretion.

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FIXED FUND INTEREST

Interest will be credited to amounts in the Fixed Fund at rates determined by SELIC. The effective annual rate is guaranteed not to be less than the Minimum Fixed Fund Crediting Rate shown in Contract Schedule A. The interest credited will reflect the timing and amounts added to or withdrawn from the Fixed Fund. SELIC may, in its sole discretion, establish a higher rate of interest to be credited to some or all of the Insurance Account Value allocated to the Fixed Fund, although it is not obligated to do so.

CHANGES IN THE SEPARATE ACCOUNT DIVISIONS

SELIC has the right to establish additional Separate Account Divisions and to establish other investment options, from time to time. For any Separate Account Division, SELIC has the right to substitute a new portfolio for the portfolio in which the Separate Account Division invests, to substitute new Separate Account Divisions, to combine two or more Separate Account Divisions, to cause a Separate Account Division that is managed directly by an investment manager to instead invest its assets in shares or units of portfolios managed by one or more investment managers, to cause a Separate Account Division that invests its assets in shares or units of a portfolio to instead be managed directly by an investment manager, and to eliminate any existing Separate Account Divisions or any other investment option. Subject to any required regulatory approvals, SELIC reserves the right to transfer assets of a Separate Account Division to another Separate Account Division which SELIC determines to be associated with the class of contracts to which this Contract belongs.

Also, subject to the approval of the Superintendent of the New York State Insurance Department, SELIC has the right to change the investment policy of any Separate Account Division. If required, the process for obtaining approval of a material change from the New York Superintendent of Insurance will be filed with the insurance supervisory official of the Governing Jurisdiction. SELIC will notify the Contract Holder if any material change of investment policy is approved.

                         PART 6. SEPARATE ACCOUNT VALUES

VALUATION DAY

The Valuation Day is a day the New York Stock Exchange (or its successor) is open for trading and the S.E.C. has not restricted trading or declared an emergency, except for normal business holidays. Each Valuation Day ends at the Valuation Time.

VALUATION TIME

Valuation Time is the close of trading on the New York Stock Exchange (or any successor exchange) or, if the securities in which the assets of a Separate Account Division are invested are not traded on the New York Stock Exchange, the close of trading on any exchange on which such securities are traded.

VALUATION PERIOD

The Valuation Period is the period of time between Valuation Times. The Valuation Period begins as of the end of the previous Valuation Day.

ACCUMULATION UNITS

Accumulation Units are used to measure the Insurance Account Value allocated to each Separate Account Division. The value of a unit is determined as of the Valuation Time on each Valuation Day. The value of any unit will vary from Valuation Day to Valuation Day to reflect the investment performance of the Separate Account Division applicable to that unit and the deduction of daily charges.

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SELIC reserves the right to split or consolidate the number of Accumulation
Units credited to this Contract with a corresponding increase or decrease in the unit values. SELIC may exercise this right whenever it considers an adjustment of units to be desirable. Strict equity will be preserved, however, in making any adjustment. No adjustment will have any material effect on the benefits, provisions, or investment return of this Contract, or on the Contract Holder, Insured, any Beneficiary, any assignee or other person, or on the Company.

ACCUMULATION UNIT VALUE

The value of an Accumulation Unit in each Separate Account Division is $1.00 on the first Valuation Day for that Separate Account Division. The value of any Accumulation Unit on any subsequent Valuation Day is equal to its value on the preceding Valuation Day multiplied by the Net Investment Factor for that Separate Account Division for the Valuation Period.

NET INVESTMENT FACTOR

The Net Investment Factor is determined for each Separate Account Division for each Valuation Period. The Net Investment Factor equals the Gross Investment Rate for such period plus 1.0 and minus the Mortality and Expense Risk Charge.

GROSS INVESTMENT RATE

The Gross Investment Rate of a Separate Account Division for any Valuation Period is equal to the Net Earnings of that Separate Account Division during the Valuation Period divided by the value of the total assets of that Separate Account Division at the beginning of the Valuation Period.

NET EARNINGS

The Net Earnings of each Separate Account Division are equal to the accrued net investment income and capital gains and losses (realized and unrealized) of that Separate Account Division, reduced by any amount charged against that Separate Account Division for taxes paid or reserved by SELIC.

The Gross Investment Rate and Net Earnings of each Separate Account Division will be determined by SELIC in accordance with generally accepted accounting principles and applicable laws, rules, and regulations.

MORTALITY AND EXPENSE RISK CHARGE

The Mortality and Expense Risk Charge is deducted daily from each Separate Account Division. The maximum charge is stated in Contract Schedule B.

CREDITING AND CANCELING ACCUMULATION UNITS

Transactions which require the crediting and canceling of Accumulation Units will be made as of the Valuation Time on the Valuation Day in which the transaction is effected. Premium payments and requests for loans, withdrawals, transfers, etc. received after the Valuation Time will be effective on the next Valuation Day.

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                               PART 7. CASH VALUE

A.  CONTRACT VALUES

INSURANCE ACCOUNT VALUE

The Insurance Account Value on the Issue Date is equal to the Net Premium invested in the Separate Account and the Fixed Fund, less:

(a)  Cost of Insurance Charges; and

(b)  Administration Charges; and

(c)  any Underwriting Charges; and

(d)  any Rider Charges deducted from the Insurance Account Value; and

(e)  any Charges for Special Insurance Class Rating; and

(f)  any other charges as stated in Contract Schedule B.

The Insurance Account Value on any subsequent Valuation Day is equal to the Insurance Account Value on the prior Valuation Day plus:

(a)  any new Net Premium invested in the Separate Account and the Fixed Fund;
     and

(b) any increase in value of the Separate Account investments of such Insurance Account due to investment results (net of Daily Charges); and

(c)  any interest credited to the Fixed Fund; and

(d) any interest credited to the Borrowed Fund; and

less:

(a) any decrease in value of the Separate Account investments due to investment results (net of Daily Charges); and

(b)  Cost of Insurance Charges (deducted only on Monthiversary); and

(c)  Administration Charges (deducted only on Monthiversary); and

(d)  any Partial Withdrawals taken; and

(e)  any Rider Charges deducted from the Insurance Account Value; and

(f)  any Underwriting Charges; and

(g)  any Charges for Special Insurance Class Rating; and

(h)  any other charges as stated in Contract Schedule B.

NET CASH VALUE

Net Cash Value is the Insurance Account Value minus any Contract Loan balance and accrued unpaid interest.

B. CHARGES DEDUCTED FROM THE INSURANCE ACCOUNT VALUE

The following charges may be deducted from the Insurance Account Value that is invested in the Separate Account and the Fixed Fund. These charges are deducted pro-rata from the Fixed Fund and each Separate Account Division.

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COST OF INSURANCE

Cost of Insurance Charges are deducted from the Insurance Account Value on each Monthiversary. Guaranteed Cost of Insurance Charges are determined by multiplying the applicable cost of insurance rates from the table or tables in Contract Schedule E times the Net Amount At Risk calculated as of the last day of the prior Contract Month. Current Cost of Insurance Charges may be lower.

ADMINISTRATION CHARGE

Administration Charges are deducted from the Insurance Account Value on each Monthiversary. The maximum Administration Charge is stated in Contract Schedule B.

RIDER CHARGES

Charges for Riders, if any, deducted from the Insurance Account Value are shown in the Contract Schedules for such Riders.

UNDERWRITING CHARGES

Underwriting Charges may apply at issue and upon increases in Face Amount and changes in Death Benefit Option. These charges are deducted at issue or at the time of the increase in Face Amount, change in Death Benefit Option or any other transaction which requires Evidence of Insurability. Any Underwriting Charges are shown in Contract Schedule B.

CHARGES FOR SPECIAL INSURANCE CLASS RATING

Charges may apply if there is a Special Insurance Class Rating. These charges are deducted from the Insurance Account Value on each Monthiversary. If any charges apply, they are shown in Contract Schedule B.

                             PART 8. CONTRACT LOANS

CONTRACT LOANS

The Contract Holder may request a loan against this Contract. This Contract must be assigned to the Company as sole security for the loan. A loan may be made on any Valuation Day. An amount equal to the amount borrowed will be transferred from the Separate Account and the Fixed Fund to the Borrowed Fund of the general account. Any such transfer is made by canceling Accumulation Units in the Separate Account Division and applying the value of those units to the Borrowed Fund and by reducing the Insurance Account Value attributable to the Fixed Fund. Unless other specific instructions are received from the Contract Holder, the loan will be taken from the Separate Account Divisions and the Fixed Fund in proportion to the amount of the Contract Holder's then-current Insurance Account Value in each Separate Account Division and the Fixed Fund.

MAXIMUM LOAN

The Maximum Loan amount for this Contract is equal to the Insurance Account Value less the sum of the following:

(a)  outstanding loan amount together with unpaid accrued loan interest; and

(b)  the Minimum Net Premium for the current Contract Year; and

(c)  loan interest charges until the next Contract Anniversary.

BORROWED FUND

The Borrowed Fund is a portion of the Company's general account reserved for amounts held as collateral for Contract Loans. The initial amount of the Borrowed Fund will be equal to any loan principal. Interest will be credited to the Borrowed Fund at the Borrowed Fund Crediting Rate described below.

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Interest credited to the Borrowed Fund during the previous Contract Year will be transferred to the Fixed Fund and the Separate Account Divisions on each Contract Anniversary. The amount so transferred will be allocated among the Fixed Fund and the Separate Account Divisions in proportion to the Insurance Account Value in the Fixed Fund and each Separate Account Division.

Amounts of loan interest accrued against the loan principal and unpaid on each Contract Anniversary will be added to the amount of the loan principal. An amount equal to the unpaid interest will be transferred from the Fixed Fund and the Separate Account Divisions to the Borrowed Fund on the Contract Anniversary. This amount will be transferred from the Fixed Fund and the Separate Account Divisions in proportion to the Insurance Account Value in the Fixed Fund and each Separate Account Division.

BORROWED FUND CREDITING RATE

Interest credited to amounts held in the Borrowed Fund as collateral for loans will be at a rate at least equal to the rate stated under "Basis of Computations" in Contract Schedule A. Interest will be credited such that the Borrowed Fund Crediting Rate is always equal to the Loan Interest Rate less the Loan Interest Spread stated in Contract Schedule B. The Borrowed Fund Crediting Rate may not be changed more frequently than annually. Any change in the Borrowed Fund Crediting Rate for this Contract will be effective on a Contract Anniversary. The Contract Holder will be notified of any such change.

LOAN INTEREST RATE

Either a fixed loan interest rate option or a variable loan interest rate option may be elected. The Loan Interest Rate Option may be changed by the Contract Holder on any Contract Anniversary, upon written notice in a form acceptable to the Company. Such notice must be received at the Home Office of the Company no more than ninety (90) days nor less than thirty (30) days prior to such Contract Anniversary. Contract Schedule A will be updated to reflect any changes in the Loan Interest Rate Option.

The current Loan Interest Rate will be applied to the entire outstanding loan balance.

The variable Loan Interest Rate will be determined by the Company on each Contract Anniversary. It will never exceed the maximum loan interest rate permitted by the law of the Governing Jurisdiction. SELIC will determine the variable Loan Interest Rate by using the greater of: (a) the Published Monthly Average for the calendar month ending two months before the beginning of the month in which the Contract Anniversary falls, or in which falls the Monthiversary immediately prior to the Contract Anniversary; and (b) the interest rate shown in Contract Schedule A under Basis of Computations plus the Loan Interest Spread.

The Published Monthly Average means Moody's Corporate Bond Yield Average - Monthly Average Corporates, as published by Moody's Investors Service, Inc. or by any successor to that service (or if that average is no longer published, a like average set by the insurance regulatory official for the Governing Jurisdiction). The Loan Interest Spread is shown in Contract Schedule B.

If the maximum variable Loan Interest Rate for a Contract Year is at least 1/2 of 1% higher than the rate set for the previous Contract Year, the rate may be increased to the maximum. If the maximum variable Loan Interest Rate for a Contract Year is at least 1/2 of 1% lower than the rate set for the previous Contract Year, the rate will be reduced to the maximum.

Interest is due annually in arrears, or if earlier, the date of termination of this Contract or the date that the loan is repaid in full. Any unpaid interest on any outstanding loans will be added to the outstanding loan amount as of the Contract Anniversary.

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If loan repayments are not made when the outstanding loan and loan interest due would exceed the Insurance Account Value, then the Contract will terminate, subject to the Grace Period provision (see Part 11, Termination Provisions, Grace Period and Termination).

REPAYMENT OF LOAN

All or part of any Contract Loan plus accrued interest may be paid at any time while this Contract is in force.

Any repayment of a Contract Loan will result in the transfer of values equal to the repayment out of the Borrowed Fund and the application of those values to the Fixed Fund and the Separate Account Divisions as a Net Premium payment. Unless other specific instructions are received from the Contract Holder, these values will be allocated to the Fixed Fund and the Separate Account Divisions in proportion to the amount of the Contract Holder's current Insurance Account Value in the Fixed Fund and each Separate Account Division.

                           PART 9. PARTIAL WITHDRAWALS

PARTIAL WITHDRAWALS

Withdrawals may be made on any Valuation Day. The withdrawal must be requested by the Contract Holder in a form acceptable to the Company. Withdrawals will be effective on the Valuation Day on which the request is received in proper form by SELIC.

Unless other specific instructions are received from the Contract Holder, the withdrawal will be taken from the Fixed Fund and the Separate Account Divisions in proportion to the Contract Holder's current Insurance Account Value in the Fixed Fund and each Separate Account Division.

The Death Benefit and Face Amount at the time the withdrawal is taken may be reduced, based on the amount withdrawn and the Death Benefit Option then in effect.

MAXIMUM WITHDRAWAL AMOUNT

The Maximum Withdrawal Amount for this Contract is equal to the Insurance Account Value less the sum of the following:

(a)  outstanding loan amount together with unpaid accrued loan interest; and

(b)  the Minimum Net Premium for the current Contract Year; and

(c)  loan interest until the next Contract Anniversary.

However, the Maximum Withdrawal Amount is exceeded whenever such withdrawal would reduce the Face Amount below the minimum stated in Contract Schedule D.

MINIMUM WITHDRAWAL AMOUNT

The amount of each withdrawal must be at least equal to the Minimum Withdrawal Amount shown in Contract Schedule A.

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                       PART 10. REPORTS TO CONTRACT HOLDER

ANNUAL REPORT

Each year within 30 days after the Contract Anniversary, the Company will mail a report to the Contract Holder. The report will show the Insurance Account Value at the beginning of the previous Contract Year and all premiums paid since that time. It will also show the additions to, and deductions from, the Insurance Account Value during the Contract Year, and the Insurance Account Value, Death Benefit, Net Cash Value, outstanding Contract Loans and accrued loan interest as of the current Contract Anniversary. This report will also include any additional information required by applicable law or regulation.

ILLUSTRATIVE REPORT

In addition to the Annual Reports, the Contract Holder may request an Illustrative Report showing projected Contract values. There may be a charge for providing an Illustrative Report (see Contract Schedule B).

                         PART 11. TERMINATION PROVISIONS

GRACE PERIOD

If the Net Cash Value is not sufficient to cover the Monthly Charges due on any Monthiversary, a Grace Period is allowed for payment of the amount of premium needed to increase the Insurance Account Value so that monthly deductions can be made. This Grace Period begins on the date the deduction is due. It ends 61 days from that date or, if later, 61 days after the date SELIC mails a written notice to the Contract Holder at the last known address shown on SELIC's records. This notice will state the amount or premium required to be paid to increase the Insurance Account Value. During the Grace Period, the insurance coverage will continue in effect. Unpaid Monthly Charges to the date of death will be deducted from any Death Benefit proceeds.

To continue the insurance coverage in force, the Contract Holder must make an additional premium payment before the end of the Grace Period at least equal to three (3) times the Monthly Charges due when the Grace Period began, plus any Premium Loads.

CONTRACT TERMINATION

This Contract will terminate on the earliest to occur of the following:

(1)  the end of the Grace Period for this Contract; or

(2)  this Contract is surrendered by the Contract Holder; or

(3)  the Maturity Date of this Contract; or

(4) when all the obligations of the Company under this Contract have been fulfilled.

SURRENDER

This Contract may be surrendered for its Net Cash Value on any Valuation Day. The Contract Holder must request a Surrender in a form acceptable to the Company.

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REINSTATEMENT

This Contract may be reinstated, prior to the Maturity Date, provided that:

(1)  satisfactory Evidence of Insurability is provided to the Company; and

(2)  this Contract has not been surrendered for cash; and

(3) the Contract Holder must request the Reinstatement in a form acceptable to the Company; and

(4) the request must be within five (5) years of the date of Contract termination; and

(5) the Reinstatement Premium must be paid at the time of Reinstatement. The Reinstatement Premium must be no less than the amount specified in Part 4, Premium Payments; and

(6) the Insured must be alive on the date the Reinstatement becomes effective. The Reinstatement will become effective on the date that it is approved by the Company.

MATURITY DATE

No insurance coverage will be effective on or after the Maturity Date. If the Insured is living and this Contract is in force on this date the Net Cash Value will be paid to the Contract Holder, and the liability of the Company under this Contract will cease.

                           PART 12. GENERAL PROVISIONS

ENTIRE CONTRACT

This Contract is issued in consideration of the Application and the Initial Premium payment. This Contract and Application, a copy of which is attached, together with any Contract Schedules, any Riders and any other related documents constitute the entire Contract. Any waiver or change of any provision in this Contract must be in writing and signed by an officer of the Company.

WAIVER NOT ESTOPPEL

The failure of the Company to enforce any provision of this Contract will not constitute or be construed as a waiver of such provision or of the right to enforce it at a later time, nor will the waiver of any provision by the Company on one or more occasions constitute or be construed as a waiver for all occasions and the Company will not be estopped from enforcing any provision of this Contract except as may be otherwise agreed to in writing by an officer of the Company.

RIGHT TO AMEND

If any provision in this Contract is in conflict with the laws of the state which govern this Contract, the provision will be deemed to be amended to conform with such laws. In addition, this Contract may be amended from time to time by the Company as may be required to meet the definition of life insurance under the Internal Revenue Code, or its regulations or published rulings.

CONTRACT HOLDER COVENANTS

The Contract Holder represents that all statements made in the Application for this Contract are true and complete to the best of his or her knowledge and belief. The Contract Holder also covenants with the Company that all statements made in any related documents supplied to the Company, including negative answers to any questions contained in any related documents supplied by the Company, will be true and complete to the best of the Contract Holder's knowledge and belief.

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If any information contained in this Contract, Application, Contract Schedules or any other related documents for this Contract is inaccurate or untrue on the date it is issued, the Contract Holder agrees to promptly notify the Company and provide corrected information.

COMPANY COVENANTS

The Company agrees that all statements in the Application will be deemed representations and not warranties. The Company also agrees that no statement will, in the absence of fraud, be used to void this Contract or be used in defense of a claim for the insurance benefits under this Contract unless it is contained in the Application or in related documents and signed either by the Contract Holder or by the proposed Insured. A copy of the Application is attached to this Contract at issue.

FIXED BENEFIT RIGHT

The Contract Holder has a one time right during the first 24 months, as long as this Contract is in force, to transfer all of the Insurance Account Value in the Separate Account to the Fixed Fund. This request must be in writing and must specifically indicate that the transfer is being made in exercise of the Fixed Benefit Right. This transfer will not be subject to any transfer limitations or charges. At the time of such transfer, there will not be any effect on this Contract's Death Benefit, Face Amount, Net Amount at Risk, any Contract Loans, Issue Age or insurance class. All Net Premiums paid after this transfer is made will be allocated to the Fixed Fund. Once this transfer is elected, no future Net Premiums may be allocated to the Separate Account Divisions, and no transfers will be allowed from the Fixed Fund into the Separate Account Divisions.

MISSTATEMENT OF AGE OR SEX

If it is found that the amount of any benefit provided by this Contract is incorrect because of misstatement as to the age or sex (if applicable), the amount of the benefit will be equitably adjusted on the basis of the correct facts.

INCONTESTABILITY

In order for the Company to contest the validity of any insurance coverage provided by this Contract, legal action must be commenced within two years from the Issue Date or from the effective date of any change requiring Evidence of Insurability.

EVIDENCE OF INSURABILITY

Evidence of Insurability may be required for any transaction that increases the Net Amount at Risk of this Contract. Transactions that increase the Net Amount at Risk may include: Payment of Subsequent Premiums, a Change of Face Amount or Death Benefit Option, Partial Withdrawal, or Reinstatement.

METHOD OF COMPUTING VALUES

A detailed statement of the method used to compute this Contract's benefits and values is filed with the insurance regulatory authority of the Governing Jurisdiction. These benefits and values are not less than those required by the laws of the Governing Jurisdiction.

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

AVAILABILITY OF FUNDS

Cash payments from this Contract for Contract Loans, Partial Withdrawals or Surrender, and Accumulation Units transferred between or among Separate Account Divisions will usually be effected within seven days after a satisfactory request is received at the Home Office of the Company. Payment may be delayed, however, during any period that:

(1) the New York Stock Exchange (or its successor or, if the securities in which the assets of the Separate Accounts are invested are not traded on the New York Stock Exchange, any principal exchange on which such securities are traded) is closed, or trading is restricted; or

(2)  the S.E.C. determines that a state of emergency exists.

Payment of the portion of any amount payable from the Fixed Fund for Contract Loans, Partial Withdrawals or Surrender, and transfers to the Separate Account Divisions may be delayed for not more than 6 months. If payment is deferred for 30 days or more, SELIC will pay interest on such amounts at the rate of 2 1/2% per year for the period of deferment.

Payments will not be delayed if the amounts are used to pay premiums to SELIC.

CLAIMS OF CREDITORS

The proceeds of this Contract will be free from creditor's claims to the extent allowed by law.

NOTICE

Any written notice required by this Contract to be given by the Company to the Contract Holder will be effective five (5) days after it is mailed by first class mail or fifteen (15) days after it is mailed by third class mail (or when received, if sent by any other means) to the Contract Holder at the Contract Holder's last known address as noted on the records of the Company.

Any written notice required by this Contract to be given by the Contract Holder to the Company will be effective when received in a form acceptable to the Company at its Home Office. To be acceptable, a notice must be in written form, in the English language (except where applicable law requires otherwise), must include all pertinent information, and must be signed by the Contract Holder or an individual authorized to act for the Contract Holder and so designated on the records of the Company.

ASSIGNMENT

This Contract may be assigned by the Contract Holder. No assignment will be effective against the Company until the Contract Holder notifies SELIC of the assignment in writing. The Company is not responsible for the validity of any assignment.

CONSTRUCTION

In the event of a conflict between this Contract's provisions and the information contained in any related documents for this Contract, the provisions of this Contract will be controlling.

SEVERABILITY

In the event any provision of this Contract is declared illegal or otherwise unenforceable, it will be severed from this Contract and the remainder of this Contract will be valid and enforceable.

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